================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*




                         American Dental Partners, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    025353103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 35 Pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 2 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 3 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 4 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors II, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 5 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 6 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 7 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 8 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 9 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           15,437 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   15,437 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,377,199 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 10 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 11 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 12 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,361,762 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,361,762 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,361,762 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        32%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 13 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,272,016 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,272,016 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,272,016 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 14 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,272,016 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,272,016 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,272,016 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 35 pages

===================                                                =============
CUSIP NO. 025353103                   13G                          PAGE 15 OF 35
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,272,016 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,272,016 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,272,016 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 35 pages

                                  Schedule 13G
                                  ------------

Item 1(a).   Name of Issuer:  American Dental Partners, Inc.
             --------------

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             201 Edgewater Drive, Suite 285 , Wakefield, MA  01880.

Item 2(a).   Names of Persons Filing:
             -----------------------
             Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

             Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak are individual general partners of Summit Investors II, L.P.


Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------
             The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey and Mohan is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c).   Citizenship:
             -----------
             Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.

Item 2(d).   Title of Class of Securities: Common Stock, par value $.01
             ----------------------------

Item 2(e).   CUSIP Number: 025353103
             ------------

                               Page 16 of 35 pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
             ------------------------------------------------------------------
             Not Applicable.

Item 4.      Ownership.
             ---------
             (a) Amount Beneficially Owned:

                 Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV and Summit Investors II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,361,762 shares of Common Stock as of December 31, 2003. Each of Messrs. Stamps, Woodsum, Avis, Evans, Roberts and Kortschak may be deemed to own beneficially 2,361,762 shares of Common Stock as of December 31, 2003. Each of Messrs. Trustey, Mohan and Chung may be deemed to own beneficially 2,272,016 shares of Common Stock as of December 31, 2003. Mr. Mannion may be deemed to own beneficially 2,377,199 shares of Common Stock as of December 31, 2003, which includes the right to receive 15,437 shares of Common Stock upon the exercise of certain stock options.

                 As of December 31, 2003, Summit Ventures IV, L.P. was the record holder of 2,272,016 shares of Common Stock. As of December 31, 2003 Summit Investors II, L.P. was the record holder of 89,746 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P. and Summit Investors II, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,361,762 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. each of Messrs. Stamps, Woodsum, Avis, Evans, Roberts and Kortschak, may be deemed to own beneficially 2,361,762 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, each of Messrs. Trustey, Mohan and Chung may be deemed to own beneficially 2,272,016 shares of Common Stock. In his capacity as an individual general partner of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. and as the record holder of 15,437 shares of Common Stock issuable upon the exercise of certain stock options that are exercisable within 60 days of February 14, 2004, Mr. Mannion may be deemed to own beneficially 2,377,199 shares of Common Stock.

                               Page 17 of 35 pages

                 Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of American Dental Partners, Inc. except in the case of Summit Ventures IV, L.P., for the 2,272,016 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 89,746 shares which it holds of record and in the case of Mr. Mannion, for the 15,437 shares of Common Stock issuable upon the exercise of certain stock options that are exercisable within 60 days of February 14, 2004.

             (b) Percent of Class:

                 Summit Ventures IV, L.P.: 32%
                 Summit Partners IV, L.P.: 32%
                 Stamps, Woodsum & Co. IV: 32%
                 Summit Investors II, L.P.: 32%
                 E. Roe Stamps, IV: 32%
                 Stephen G. Woodsum: 32%
                 Martin J. Mannion: 32%
                 Gregory M. Avis: 32%
                 Bruce R. Evans: 32%
                 Walter G. Kortschak: 32%
                 Thomas S. Roberts: 32%
                 Joseph F. Trustey: 31%
                 Kevin P. Mohan: 31%
                 Peter Y. Chung: 31%

                 The foregoing percentages are calculated based on the 7,352,440 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for American Dental Partners, Inc. for the quarterly period ended September 30, 2003.

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                     0 shares for each reporting person except Mr. Mannion. 15,437 shares for Mr. Mannion that are exercisable within 60 days of February 14, 2004.

                (ii) shared power to vote or to direct the vote:

                     Summit Ventures IV, L.P.: 2,361,762 shares
                     Summit Partners IV, L.P.: 2,361,762 shares
                     Stamps, Woodsum & Co. IV: 2,361,762 shares
                     Summit Investors II, L.P.: 2,361,762 shares

                               Page 18 of 35 pages

                     E. Roe Stamps, IV: 2,361,762 shares
                     Stephen G. Woodsum: 2,361,762 shares
                     Martin J. Mannion: 2,361,762 shares
                     Gregory M. Avis: 2,361,762 shares
                     Bruce R. Evans: 2,361,762 shares
                     Walter G. Kortschak: 2,361,762 shares
                     Thomas S. Roberts: 2,361,762 shares
                     Joseph F. Trustey: 2,272,016 shares
                     Kevin P. Mohan: 2,272,016 shares
                     Peter Y. Chung: 2,272,016 shares

               (iii) sole power to dispose or direct the disposition of:

                     0 shares for each reporting person except Mr. Mannion. 15,437 shares for Mr. Mannion that are exercisable within 60 days of February 14, 2004.

                (iv) shared power to dispose or direct the disposition of:

                     Summit Ventures IV, L.P.: 2,361,762 shares
                     Summit Partners IV, L.P.: 2,361,762  shares
                     Stamps, Woodsum & Co. IV: 2,361,762 shares
                     Summit Investors II, L.P.: 2,361,762 shares
                     E. Roe Stamps, IV: 2,361,762 shares
                     Stephen G. Woodsum: 2,361,762 shares
                     Martin J. Mannion: 2,361,762 shares
                     Gregory M. Avis: 2,361,762 shares
                     Bruce R. Evans: 2,361,762 shares
                     Walter G. Kortschak: 2,361,762 shares
                     Thomas S. Roberts: 2,361,762 shares
                     Joseph F. Trustey: 2,272,016 shares
                     Kevin P. Mohan: 2,272,016 shares
                     Peter Y. Chung: 2,272,016 shares

Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
             Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
             ------------------------------------------------------------------
             Not Applicable.

                               Page 19 of 35 pages

Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------
             Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

Item 9.      Notice of Dissolution of Group.
             ------------------------------
             Not Applicable.

Item 10.     Certification.
             -------------
             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).





















                               Page 20 of 35 pages

                                   SIGNATURES
                                   ----------

             After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 13, 2004.

SUMMIT VENTURES IV, L.P.                                         *
                                                   -----------------------------
By:  Summit Partners IV, L.P.                      E. Roe Stamps, IV

By:  Stamps, Woodsum & Co. IV
                                                                 *
                                                   -----------------------------
     By:                *                          Gregory M. Avis
        ---------------------------------
        E. Roe Stamps, IV
        General Partner                                          *
                                                   -----------------------------
                                                   Martin J. Mannion
SUMMIT INVESTORS II, L.P.

By:                     *                                        *
     ------------------------------------          -----------------------------
     General Partner                               Bruce R. Evans


SUMMIT PARTNERS IV, L.P.                                         *
                                                   -----------------------------
By:  Stamps, Woodsum & Co. IV                      Walter G. Kortschak

     By:                *
        ---------------------------------                        *
        E. Roe Stamps, IV                          -----------------------------
        General Partner                            Thomas S. Roberts


STAMPS, WOODSUM & CO. IV                                         *
                                                   -----------------------------
By:                     *                          Joseph F. Trustey
     ------------------------------------
     E. Roe Stamps, IV
     General Partner                                             *
                                                   -----------------------------
                                                   Kevin P. Mohan


                                                                 *
                                                   -----------------------------
                                                   Stephen G. Woodsum

                               Page 21 of 35 pages

                                                                 *
                                                   -----------------------------
                                                   Peter Y. Chung





                                                   *By: /s/ Stephen G. Woodsum
                                                        ------------------------
                                                        Stephen G. Woodsum
                                                        Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                       ---------


















                               Page 22 of 35 pages

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

             Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of American Dental Partners, Inc.

             This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        EXECUTED this 13th day of February, 2004.

SUMMIT VENTURES IV, L.P.                                         *
                                                   -----------------------------
By:  Summit Partners IV, L.P.                      E. Roe Stamps, IV

By:  Stamps, Woodsum & Co. IV
                                                                 *
                                                   -----------------------------
     By:                *                          Gregory M. Avis
        ---------------------------------
        E. Roe Stamps, IV
        General Partner                                          *
                                                   -----------------------------
                                                   Martin J. Mannion
SUMMIT INVESTORS II, L.P.

By:                     *                                        *
     ------------------------------------          -----------------------------
     General Partner                               Bruce R. Evans


SUMMIT PARTNERS IV, L.P.                                         *
                                                   -----------------------------
By:  Stamps, Woodsum & Co. IV                      Walter G. Kortschak

     By:                *
        ---------------------------------                        *
        E. Roe Stamps, IV                          -----------------------------
        General Partner                            Thomas S. Roberts


                                                                 *
                                                   -----------------------------
                                                   Joseph F. Trustey


                                                                 *
                                                   -----------------------------
                                                   Kevin P. Mohan

                               Page 23 of 35 pages

STAMPS, WOODSUM & CO. IV                                         *
                                                   -----------------------------
By:                     *                          Stephen G. Woodsum
     ------------------------------------
     E. Roe Stamps, IV
     General Partner                                             *
                                                   -----------------------------
                                                   Peter Y. Chung





                                                   *By: /s/ Stephen G. Woodsum
                                                        ------------------------
                                                        Stephen G. Woodsum
                                                        Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                       ---------



















                               Page 24 of 35 pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.








                               Page 25 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ E. Roe Stamps, IV
                                     -----------------------------------
                                     E. Roe Stamps, IV



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 26 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Stephen G. Woodsum
                                     -----------------------------------
                                     Stephen G. Woodsum



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 27 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Martin J. Mannion
                                     -----------------------------------
                                     Martin J. Mannion



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 28 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                     /s/ Gregory M. Avis
                                     -----------------------------------
                                     Gregory M. Avis



State of California                 )
                                    ) ss:
County of Santa Clara               )


     On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 29 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Thomas S. Roberts
                                     -----------------------------------
                                     Thomas S. Roberts



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 30 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Bruce R. Evans
                                     -----------------------------------
                                     Bruce R. Evans



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 31 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.


                                     /s/ Walter G. Kortschak
                                     -----------------------------------
                                     Walter G. Kortschak



State of California                 )
                                    ) ss:
County of Santa Clara               )


     On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 32 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Joseph F. Trustey
                                     -----------------------------------
                                     Joseph F. Trustey



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 33 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of 7th day of February, 2000.


                                     /s/ Kevin P. Mohan
                                     -----------------------------------
                                     Kevin P. Mohan



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 34 of 35 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                     /s/ Peter Y. Chung
                                     -----------------------------------
                                     Peter Y. Chung



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 35 of 35 pages